FOR RELEASE June 11, 2009

Contact: Integrated Corporate Relations

Ashley M. Ammon

(203) 682-8200

Chindex International, Inc. Reports Fourth Quarter and Full Year
Fiscal 2009 Financial Results

— Revenue Increases 72% to $60.0 Million in 4Q09 and 32% to $171.4 Million in FY09 —
— FY09 Net Income up 36% to $5.0 Million, or $0.31 per Diluted Share —
— 4Q09 Net Income of $3.4 Million, or $0.22 per Diluted Share —

Bethesda, Maryland – June 11, 2009 - Chindex International, Inc. (Nasdaq: CHDX), a leading independent American provider of Western healthcare products and services in the People’s Republic of China, today announced results for its fourth quarter and fiscal year, ended March 31, 2009.

Fourth Quarter 2009 Financial Results

Revenue for the fourth quarter, which ended March 31, 2009, increased 72% to $60.0 million from $34.6 million in the fourth quarter of fiscal year 2008. Revenue from the Medical Products division increased 130% to $39.5 million from $17.2 million in the prior year period, and revenue from the Healthcare Services division increased 16% to $20.2 million from $17.5 million in the fourth quarter of fiscal year 2008. Revenue performance reflects the recognition of revenue for certain government-backed loan programs, as well as increased medical products sales such as daVinci units, and growth in inpatient and outpatient revenues in the hospital division.

During the quarter, the Company recorded income from operations of $3.9 million, an increase of 806% from $426,000 in the same quarter of last year. Total operating costs and expenses increased 63% during the quarter to $55.8 million from $34.2 million in the prior year period.

Increased operating costs include $536,000 of development and startup expenses for new clinics, as well as non-cash stock compensation expense of $848,000, multi-year physician contracts renewed at higher rates in calendar 2008, additional medical personnel in Beijing and Shanghai hospitals, increased direct patient care costs and increased medical products selling activities.

Roberta Lipson, President and CEO of Chindex, commented, “During the fourth quarter and full year, we achieved our goals to make substantial progress on our KfW and U.S. Export-Import Bank contracts, and enhanced our revenue performance in hospital services, although patient volumes were slightly less than anticipated. Healthcare reform continues to be a key focus of ours and we continue to believe that the reform plan which includes significant investment from the PRC and emphasizes private sector investment for premium services. This should drive further market opportunity for UFH. In addition, we believe the recently announced stimulus package will augment the medical product market size over time. We continue to believe that Chindex is well positioned to benefit from these efforts over the long term.”

The Company recorded a $615,000 provision for taxes, or an effective tax rate of 15.3%, in the three months ended March 31, 2009 as compared to a provision for taxes of $714,000, or an effective tax rate of 36.2%, for the three months ended March 31, 2008. The prior period tax expense includes the negative effect of losses in entities for which Chindex cannot recognize a benefit in accordance with SFAS 109, “Accounting for Income Taxes.”

Net income for the quarter ended March 31, 2009 was $3.4 million, or $0.22 per diluted share. This compares to net loss of $2.7 million, or $(0.20) per diluted share, for the quarter ended March 31, 2008.

Full Year 2009 Financial Results

During the fiscal year 2009, revenue increased 32% to $171.4 million from $130.1 million for the prior year. Revenue from the Medical Products division increased 43% to $92.1 million from $64.2 million in the prior year, and revenue from the Healthcare Services division increased 21% to $79.4 million from $65.8 million in fiscal year 2008.

During the year, the Company recorded income from operations of $8.2 million, a decrease of 1.2% from $8.3 million in the 2008 fiscal year. Total operating costs and expenses for fiscal year 2009 increased 34% to $163.2 million from $121.8 million in the prior year period.

The Company recorded a $2.7 million provision for taxes, or an effective tax rate of 35.1%, in the fiscal year 2009, compared to a provision for taxes of $2.0 million, or an effective tax rate of 35.8%, for the fiscal year 2008.

In the fiscal year 2009, net income increased 36% to $5.0 million, or $0.31 per diluted share, from $3.7 million, or $0.27 per diluted share, in the prior year. Non-cash stock compensation expense was $2.9 million during the fiscal year 2009 compared to $1.3 million in the prior year.

Medical Products division business results:

For the fourth quarter of fiscal year 2009, revenue increased 130% to $39.5 million from $17.2 million in the prior year quarter. Gross profit for the Medical Products division increased to $9.0 million from $3.9 million in the prior year’s fourth quarter. Gross profit margin was 23%, flat from the prior year period and in line with historical averages. Selling, marketing, general and administrative expenses for the Medical Products division increased 15% to $6.3 million from $5.5 million in the fourth quarter of the prior year. Increased expenses during the period were a result of increased selling activity year over year.

Revenue from the Medical Products division was $92.1 million in the fiscal year 2009, an increase of 43% from $64.2 million in the prior year. Gross profit in the division was $23.1 million, which yielded a gross margin of 25%, compared to $16.6 million, which yielded a gross margin of 26%, in the fiscal year 2008. Selling, marketing, general and administrative expenses for the Medical Products division increased 18% to $22.6 million from $19.2 million in the prior year, reflecting the increased selling activity.

Lipson added, “As expected, our fourth quarter performance was strong in the Medical Products division. Financial performance reflects our team’s dedication through the fiscal year as we recognized revenue for products shipped during the quarter. We also saw continued demand for high-end equipment such as daVinci during the fourth quarter. Our Medical Products division continues to be well positioned to capitalize on the increased need for high end, high margin medical products in China.”

Healthcare Services division business results:

Revenue in the fourth quarter of the fiscal year 2009 was $20.2 million, an increase of 16% from $17.5 million in the prior year. Operating costs increased by 24% to $18.8 million from $15.2 million in the prior year’s fourth quarter, reflecting multi-year physician contracts renewed at higher rates in calendar 2008, additional medical personnel in Beijing and Shanghai hospitals, staffing for the Guangzhou clinic opening and increased direct patient care costs. Income from operations before foreign exchange gains was $1.3 million, a 41% decrease from the $2.3 million in the prior year period.

Revenue in the fiscal year 2009 was $79.4 million, an increase of 21% from $65.8 million in the prior year. Operating costs increased 30% to $72.1 million from $55.5 million in the prior year period, reflecting higher costs referenced above. Income from operations before foreign exchange gains was $7.3 million, a 29% decrease over the $10.3 million in the prior year period. Development and startup costs, including post-opening expenses, were $2.1 million.

Lipson stated, “Hospital services revenue growth was driven primarily by increased inpatient and outpatient traffic in the Beijing and Shanghai markets. We have a clear growth plan to build out our network of hospitals and clinics and we made additional progress on our Beijing, Shanghai and Guangzhou locations during the fourth quarter. The UFH brand continues to be the leading provider of premium care in China and we believe that our long term opportunity is compelling. Healthcare reform bolsters our opportunity due to its focus on the importance of private sector investment in premium care.”

Conference Call

Management will host a conference call today at 8:00 am ET to discuss financial results. To participate in the conference call, international callers dial 1- 719-325-4805 and domestic callers dial 1- 877-852-6581 approximately 10 minutes before the conference call is scheduled to begin. The telephone replay will be available on the day of the call at (international) 1-719-457-0820 and (domestic) 1-888-203-1112, passcode: 4974069 and continue to be available through June 25, 2009. This call is also being webcast and will be accessible at Chindex’s website http://ir.chindex.com/events.cfm. The event will be archived and available for replay through June 25, 2009.

About Chindex International, Inc.

Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. Healthcare services are provided through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates in Beijing, Shanghai, Guangzhou and Wuxi. The Company sells medical products manufactured by various major multinational companies, including Siemens AG and Intuitive Surgical, for which the Company is the exclusive distribution partner for the sale and servicing of color ultrasound systems and surgical robotic systems respectively. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. With twenty-seven years of experience, approximately 1,200 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites, http://www.chindex.com and http://www.unitedfamilyhospitals.com.

Safe Harbor Statement

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2008, updates and additions to those “Risk Factors” in our interim reports on Form 10-Q, Forms 8-K and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may, ” “will, ” “should, ” “could, ” “expects, ” “plans, ” “intends, ” “anticipates, ” “believes, ” “estimates, ” “predicts, ” “forecasts, ” “potential, ” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have no obligation to update these forward-looking statements.

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)
(Unaudited)

	Three months ended March 31,		Year ended March 31
	2009	2008	2009	2008
Product sales	$39,478	$17,162	$92,085	$64,241
Healthcare services revenue	20,186	17,462	79,357	65,817

Total revenue	59,664	34,624	171,442	130,058

Cost and expenses
Product sales costs	30,451	13,266	69,027	47,679
Healthcare services costs	17,498	14,113	67,084	51,810
Selling and marketing expenses	3,693	3,556	13,284	12,175
General and administrative expenses	4,161	3,263	13,888	10,055

Income from operations	3,861	426	8,159	8,339
Other (expenses) and income
Interest expense	(266)	(3,002)	(1,004)	(3,575)
Interest income	422	659	1,738	1,159
Miscellaneous (expense) income — net	15	(55)	(1,242)	(226)

Income (loss) before income taxes	4,032	(1,972)	7,651	5,697
Provision for income taxes	(615)	(714)	(2,687)	(2,042)

Net income (loss)	$3,417	$(2,686)	$4,964	$3,655

Net income (loss) per common share — basic	$.24	$(.20)	$.34	$.32

Weighted average shares outstanding — basic	14,479,237	13,432,561	14,410,033	11,369,607

Net income (loss) per common share — diluted	$.22	$(.20)	$.31	$.27

Weighted average shares outstanding — diluted	15,744,153	13,432,561	16,021,723	13,361,443

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands except share data)

	March 31, 2009	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$20,293	$79,258
Restricted cash	1,854	1,123
Investments	51,502	—
Accounts receivable, less allowance for doubtful accounts of $5,041 and $3,940, respectively
Product sales receivables	37,994	12,098
Patient service receivables	8,837	9,085
Inventories, net	11,346	9,796
Deferred income taxes	2,410	1,656
Other current assets	3,239	3,294

Total current assets	137,475	116,310
Restricted cash	1,437	—
Property and equipment, net	20,633	18,428
Noncurrent deferred income taxes	1,031	—
Other assets	2,061	1,241

Total assets	$162,637	$135,979

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt, current portion of long-term debt and vendor financing	$1,631	$82
Current portion of capitalized leases	22	36
Accounts payable	12,259	9,938
Accrued expenses	20,607	11,064
Other current liabilities	4,148	3,571
Deferred revenue	1,539	765
Income taxes payable	1,568	349

Total current liabilities	41,774	25,805
Long-term debt, vendor financing and convertible debentures	23,709	22,556
Long-term deferred revenue	595	—
Long-term portion of capitalized leases	—	22
Long-term deferred tax liability	119	208

Total liabilities	66,197	48,591

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 28,200,000 shares authorized, including 3,200,000 designated Class B:
Common stock – 13,452,007 and 13,074,593 shares issued and outstanding at March 31, 2009 and March 31, 2008, respectively	135	131
Class B stock – 1,162,500 shares issued and outstanding at March 31, 2009 and March 31, 2008, respectively	12	12
Additional paid in capital	95,808	92,586
Accumulated other comprehensive income	3,072	2,210
Accumulated deficit	(2,587)	(7,551)

Total stockholders’ equity	96,440	87,388

Total liabilities and stockholders’ equity	$162,637	$135,979

CHINDEX INTERNATIONAL, INC.
SEGMENT INFORMATION

The Company operates in two businesses: Healthcare Services and Medical Products. The Company evaluates performance and allocates resources based on income or loss from operations before income taxes, not including foreign exchange gains or losses. The following segment information has been provided per Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information:” (in thousands)

	Healthcare Services		Medical Products	Total

For the three months ended March 31, 2009:

Sales and service revenue	$20,186		$39,478	$59,664
Gross Profit	n/a	*	9,027	n/a
Gross Profit %	n/a	*	23%	n/a
Income from operations before foreign exchange	$1,339		$2,693	$4,032
Foreign exchange loss				(171)

Income from operations				$3,861
Other income net				171

Income from operations before income taxes				$4,032

As of March 31, 2009:

Assets	$94,675		$67,962	$162,637

	Healthcare Services		Medical Products	Total

For the three months ended March 31, 2008:

Sales and service revenue	$17,462		$17,162	$34,624
Gross Profit	n/a	*	3,896	n/a
Gross Profit %	n/a	*	23%	n/a
Income (loss) from operations before foreign exchange	$2,285		$(1,604)	$681
Foreign exchange loss				(255)

Income from operations				$426
Other(expense), net				(2,398)

(Loss) from operations before income taxes				$(1,972)

As of March 31, 2008:

Assets	$93,727		$42,252	$135,979

	Healthcare Services		Medical Products	Total

For the twelve months ended March 31, 2009:

Sales and service revenue	$79,357		$92,085	$171,442
Gross Profit	n/a	*	23,058	n/a
Gross Profit %	n/a	*	25%	n/a
Income from operations before foreign exchange	$7,309		$508	$7,817
Foreign exchange gain				342

Income from operations				$8,159
Other (expense), net				(508)

Income from operations before income taxes				$7,651

As of March 31, 2009:

Assets	$94,675		$67,962	$162,637
	Healthcare Services		Medical Products	Total

For the twelve months ended March 31, 2008:

Sales and service revenue	$65,817		$64,241	$130,058
Gross Profit	n/a	*	16,562	n/a
Gross Profit %	n/a	*	26%	n/a
Income (loss) from operations before foreign exchange	$10,342		$(2,607)	$7,735
Foreign exchange gain				604

Income from operations				$8,339
Other (expense), net				(2,642)

Income from operations before income taxes				$5,697

As of March 31, 2008:

Assets	$93,727		$42,252	$135,979

* Gross profit margins are not routinely calculated in the healthcare industry.